Exhibit 99.1

For Immediate Release

SOLO ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS

HIGHLAND PARK, Ill., November 12, 2009 – Solo Cup Company (the “Company”), a leading provider of single-use products used to serve food and beverages, today announced its fiscal third quarter 2009 financial results.

Third Quarter 2009 Results

For the quarter ended September 27, 2009, the Company reported net sales of $370 million compared to $462 million for the quarter ended September 28, 2008. The decrease in net sales reflects lower unit volumes as a result of continued softness in demand across the industry, a competitive marketplace and the Company’s strategic initiatives. Net sales were also impacted by lower pricing that resulted from lower raw material costs compared to the third quarter of 2008.

Gross margin for the third quarter of 2009 increased to 14.5% compared to 13.0% in the same period in 2008. The improvement was primarily driven by improved product mix, lower raw material costs, and lower freight and distribution costs compared to the same quarter a year ago. The improved gross margin also reflects the benefits of the Company’s network consolidation activities.

Operating loss for the thirteen weeks ended September 27, 2009, was $7 million compared to operating income of $10 million for the prior year quarter. The operating loss for the third quarter of 2009 included a non-cash goodwill impairment charge of $17 million related to the Company’s European operations, which represents 7% of the Company’s total net sales year to date. Excluding the impact of the charge, operating income for the thirteen weeks ended September 27, 2009, was $10 million. Selling, general and administrative expense decreased by $5 million in the third quarter of 2009 compared to the third quarter of 2008, primarily as a result of lower employee-related costs.

Net interest expense for the thirteen weeks ended September 27, 2009, increased $3 million compared to the prior year period due to higher average interest rates offset partially by lower outstanding debt. The Company incurred a non-cash loss on debt extinguishment of $3 million related to the debt refinancing in the third quarter 2009.

“We saw early indications of improvement in the market during the quarter. We experienced a modest share increase in certain categories within the retail channel and the non-strategic portion of the volume decline in our foodservice channel was consistent with the market contraction,” said Robert M. Korzenski, president and CEO, Solo Cup Company. “Where we have invested in growth platforms, we began to see results during the quarter.”

Year-to-Date 2009 Results

The Company reported net sales of $1.1 billion for the first three quarters of 2009 compared to $1.4 billion for the thirty-nine week period ended September 28, 2008. The decrease in net sales reflects lower unit volumes as a result of the overall weakness in demand across the industry, competitive conditions and continued impact from the implementation of strategic initiatives. Higher average realized sales prices resulting from a favorable shift in product mix were largely offset by lower pricing during 2009 driven by lower raw material costs compared to the prior year period.

Gross profit decreased by $49 million over the prior year period primarily driven by lower sales and production volumes, partially offset by lower raw material costs, lower freight and distribution costs and the benefits of a consolidated manufacturing footprint. Gross profit was also impacted by costs related to plant consolidations in the first three quarters of 2009 and 2008 of $9 million and $10 million, respectively, as well as by a $4 million charge in connection with the resolution of a contractual dispute in the first quarter of 2009.

Operating income for the thirty-nine week period ended September 27, 2009, was $18 million compared to $55 million for the same period in 2008. Excluding the non-cash charge for goodwill impairment recognized in the third quarter of 2009, operating income year to date was $35 million. Selling, general and administrative expenses decreased $18 million compared to the same period in 2008. The decrease primarily reflects lower employee-related costs driven by cost savings measures implemented in December 2008 and during the first half of 2009.

For the thirty-nine week period ended September 27, 2009, the Company’s operating cash flow improved 53%, or $41 million, compared to the same period in 2008. In addition, net debt was reduced by $81 million from September 28, 2008, and by $54 million from December 28, 2008. The Company incurred $24 million in costs and fees related to its debt refinancing in the third quarter of 2009, which impacted net debt reduction.

The Company will host a conference call beginning at 1:00 p.m. Central Time on Thursday, November 12, 2009, to discuss its third quarter 2009 financial results. The conference call may be accessed by dialing (800) 580-9478 and providing the following information:

Confirmation Number:	25674139
Host:	Angie Gorman
Company:	Solo Cup Company

A replay will be available for one week after the call by dialing (888) 843-8996, passcode 25674139#.

Solo Cup Company is a $1.8 billion company exclusively focused on the manufacture of single-use products used to serve food and beverages for the consumer/retail, foodservice and international markets. Solo has broad product offerings available in paper, plastic, foam, post-consumer recycled content and annually renewable materials, and creates brand name products under the Solo®, Sweetheart® and Bare™ by Solo® names. The Company was established in 1936 and has a global presence with facilities in Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

STATEMENT REGARDING USE OF NON-GAAP MEASURES

The Non-GAAP financial measure (EBITDA) contained in the table set forth on Schedule A to this press release is not a measure of financial performance calculated in accordance with GAAP and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP. EBITDA, defined as net income (loss) before interest, taxes, depreciation and amortization, should be viewed in addition to, and not as a substitute for, analysis of our results reported in accordance with GAAP, or as an alternative measure of liquidity. This non-GAAP measure is used to provide additional information regarding the Company’s current financial and operating performance by excluding certain items that may not be indicative of the Company’s core operating results. Management believes that EBITDA provides useful information to the Company and its investors, and is frequently utilized by security analysts, lenders and other interested parties to evaluate companies in our industry. In addition, because the Company has historically provided EBITDA measures to investors and other interested parties as required under certain of our previous financing arrangements, management believes that including EBITDA provides consistency in the Company’s financial reporting and is a useful supplemental measure in comparing the Company’s general operating performance from period to period. Schedule A is attached to this release and available on the Company’s website.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include, among others, the effect of the continuing economic downturn, the impact of our debt on our cash flow and operating flexibility, fluctuations in demand for the Company’s products and increases in energy, raw material and other manufacturing costs. For further details of these and other risks and uncertainties that may impact forward-looking statements and the Company’s business and financial results, see information set forth under the heading “Risk Factors” in our most recent Quarterly Report filing on Form 10-Q, our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, and in our other filings made from time to time with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made.

Media Contact:	Analyst Contact:
Angie Chaplin Gorman, 847-579-3503	Bob Koney, 847-579-3201
angie.gorman@solocup.com	robert.koney@solocup.com

Schedule A

Solo Cup Company and Subsidiaries

Consolidated Statements of Operations

(In millions)

	Q3 2009	Q3 2008	YTD 2009	YTD 2008

Net sales	$370.1	$462.1	$1,115.5	$1,442.7
Cost of goods sold	316.3	402.1	960.0	1,238.5

Gross profit	53.8	60.0	155.5	204.2
Selling, general and administrative expenses	38.6	43.3	112.7	130.4
Impairment of goodwill	17.2	—	17.2	—
Loss on asset disposals	5.0	6.5	7.4	18.5

Operating (loss) income	(7.0)	10.2	18.2	55.3
Interest expense, net	17.5	14.8	45.4	46.3
Reclassification of unrealized loss on cash flow hedges to interest expense	—	—	9.1	—
Loss on debt extinguishment	2.5	—	2.5	—
Foreign currency exchange loss (gain), net	0.1	4.4	(2.3)	3.2

(Loss) income from continuing operations before income taxes	(27.1)	(9.0)	(36.5)	5.8
Income tax provision (benefit)	0.8	(1.2)	(5.4)	4.5

(Loss) income from continuing operations	(27.9)	(7.8)	(31.1)	1.3
Loss from discontinued operations, net of income taxes	—	(0.2)	—	(0.6)

Net (loss) income	$(27.9)	$(8.0)	$(31.1)	$0.7

Reconciliation of net income (loss) to EBITDA (non-GAAP measure)

	Q3 2009	Q3 2008	YTD 2009	YTD 2008
Net (loss) income(1)	$(27.9)	$(8.0)	$(31.1)	$0.7
Interest expense, net (includes reclassification of unrealized loss on cash flow hedges and debt extinguishment)	20.0	14.8	57.0	46.3
Income tax provision (benefit)	0.8	(1.2)	(5.4)	4.5
Depreciation and amortization	17.4	19.1	51.9	59.7

EBITDA (non-GAAP measure)	$10.3	$24.7	$72.4	$111.2

(1) Net (loss) income includes the following items, which are listed here to provide information for purposes of additional analysis.

	Q3 2009	Q3 2008	YTD 2009	YTD 2008
Plant closure expenses and severance costs	$1.5	$4.8	$8.9	$7.4
Closed plant inefficiencies	—	0.4	1.0	4.2
Impairment of goodwill	17.2	—	17.2	—
Loss on asset disposals	5.0	6.5	7.4	18.5
Foreign currency exchange loss (gain), net	0.1	4.4	(2.3)	3.2
Long-term incentive plan	(0.2)	0.7	0.4	2.4
Contractual resolution charge	—	—	3.9	—

Solo Cup Company and Subsidiaries

Consolidated Condensed Balance Sheets

(In millions)

	September 27, 2009	December 28, 2008
Assets
Cash and cash equivalents	$23.6	$57.5
Cash in escrow	0.5
Accounts receivable, net	109.2	124.0
Inventories	255.8	283.3
Deferred income taxes	20.2	21.9
Other current assets	31.5	38.9

Total current assets	440.8	525.6

Property, plant and equipment, net	501.3	511.1
Other assets	45.5	37.1

Total assets	$987.6	$1,073.8

Liabilities and Shareholder’s Equity

Accounts payable	$85.8	$74.8
Accrued expenses	59.3	57.5
Current maturities of long-term debt	1.1	1.4
Other current liabilities	42.6	45.5

Total current liabilities	188.8	179.2

Long-term debt, net of current maturities	629.8	716.8
Deferred income taxes	23.9	30.9
Other liabilities	124.5	115.6

Total liabilities	967.0	1,042.5

Total shareholder’s equity	20.6	31.3

Total liabilities and shareholder’s equity	$987.6	$1,073.8

Solo Cup Company and Subsidiaries Consolidated Condensed Statements of Cash Flows (In millions)

	YTD Q3 2009	YTD Q3 2008
Cash flows from operating activities
Net (loss) income	$(31.1)	$0.7
Loss from discontinued operations, net of income taxes	—	(0.6)

(Loss) income from continuing operations	(31.1)	1.3

Adjustments to reconcile (loss) income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	51.9	59.7
Deferred financing fee amortization	4.3	3.2
Impairment of goodwill	17.2	—
Loss on asset disposals	7.4	18.5
Loss on debt extinguishment	2.5
Reclassification of unrealized loss on cash flow hedges	9.1	—
Deferred income taxes	(5.2)	(0.3)
Foreign currency exchange (gain) loss, net	(2.4)	3.2
Changes in operating assets and liabilities	63.4	(7.0)
Other, net	1.7	(0.5)

Net cash provided by operating activities-continuing operations	118.8	78.1
Net cash used in operating activities-discontinued operations	—	(0.6)

Net cash provided by operating activities	118.8	77.5

Cash flows from investing activities
Purchase of property, plant and equipment	(52.7)	(51.8)
Proceeds from sale of property, plant and equipment	16.6	10.5
Increase in restricted cash	(11.5)	—
Increase in cash in escrow	(0.5)	—

Net cash used in investing activities	(48.1)	(41.3)

Cash flows from financing activities
Net repayments under revolving credit facilities	(18.3)	(24.7)
Borrowings under the 10.5% Senior Secured Notes	293.8	—
Repayment of term notes	(362.9)	(9.9)
Repayment of other debt	(0.3)	(0.6)
Debt issuance costs	(17.8)	—

Net cash used in financing activities	(105.5)	(35.2)

Effect of exchange rate changes on cash	0.9	1.3

Net (decrease) increase in cash and cash equivalents	(33.9)	2.3
Cash and cash equivalents, beginning of period	57.5	33.6

Cash and cash equivalents, end of period	$23.6	$35.9